Exhibit 10.6

AGREEMENT OF PURCHASE AND SALE
between
RT GOODYEAR, LLC
Seller
and
HGREIT II GOODYEAR CROSSING LLC
Buyer

TABLE OF CONTENTS

Section		Page

1.	Definitions	1
2.	Agreement to Purchase and Sell; Deposit	2
3.	Other Property Included in Purchase and Sale.	3
4.	Documents Furnished by Seller; Confidentiality	3
5.	Title	4
6.	Buyer’s Inspection of the Property	6
7.	Representations and Warranties	9
8.	Conditions to Closing	13
9.	Closing	14
10.	Adjustments and Prorations. The following items in this Section 10 shall be adjusted and prorated between Seller and Buyer as of the day of Closing, based upon the actual number of days in the applicable month or year:	16
11.	Expenses.	18
12.	Risk of Loss; Casualty and Eminent Domain.	18
13.	Broker.	20
14.	Management of the Property.	20
15.	Defaults.	20
16.	Notices.	21
17.	Assignment	23
18.	Limitation of Liability	23
19.	General Provisions	24
EXHIBITS
A – Legal Description
B – Escrow Agreement
C – Schedule of Lease
D – Schedule of Service Contracts
E – Diligence Checklist
F – Tenant Estoppel Certificate
G – Bill of Sale
H – Assignment of Lease
I – Assignment of Intangible Property

i

AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) made as of the 24th day of June, 2016 (the “Effective Date”), between RT GOODYEAR, LLC, a Delaware limited liability company formerly known as DH Goodyear, LLC, having an address c/o Gramercy Property Trust, 521 Fifth Avenue, New York, New York 10175 (“Seller”) and HGREIT II Goodyear Crossing LLC, a Delaware limited liability company, having an address at c/o Hines Advisors Limited Partnership, 2800 Post Oak Boulevard, Suite 4800, Houston, Texas 77056 (“Buyer”).
RECITALS
A.    Seller is the owner of those properties (collectively, the “Property”) consisting of: (i) that certain parcel having an address of 16920 West Commerce Drive, Goodyear, Arizona, located on the land more fully described in Exhibit A attached hereto and together with certain improvements situated thereon (the “Improved Parcel”) and (ii) that certain unimproved parcel containing approximately 11.83 acres of land more fully described in Exhibit A-1 attached hereto and contiguous to the Improved Parcel (the “Unimproved Parcel”).
B.    Seller desires to sell and convey the Property to Buyer and Buyer desires to purchase and acquire the Property from Seller, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.    Definitions.
The following words and terms, when used in this Agreement, shall have the respective meanings ascribed to them below unless the context otherwise requires:
“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over the Property or any portion thereof.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banks are required or permitted to be closed in Goodyear, Arizona.
“Environmental Laws” means all federal, state, local and municipal environmental laws (including, without limitation, principles of common law), rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Property or any portion thereof, or the development, use, ownership, occupancy or operation of the Property or any portion thereof, and as same have been amended, modified or supplemented from time to time prior to and are in effect as of the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), comparable state and local laws, and any and all rules and regulations which are in effect as of the date of this Agreement under any and all of the aforementioned laws.
“Tenant Inducement Costs” shall mean any out-of-pocket payments required under the Lease (hereinafter defined) to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design, refurbishment and costs.
2.    Agreement to Purchase and Sell; Deposit
2.1    Agreement to Purchase and Sell. Subject to and upon the terms and conditions contained in this Agreement, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase from Seller the Property for a total purchase price of FIFTY-SIX MILLION, TWO HUNDRED THOUSAND and 00/100 Dollars ($56,200,000.00) (the “Purchase Price”).

2.2    Deposit; Payment of Purchase Price. Within two (2) Business Days from the Effective Date (as defined in Section 19.16), Buyer shall pay a deposit in the amount of ONE MILLION and 00/100 Dollars ($1,000,000.00) (the “Deposit”) to First American Title Insurance Company the (“Escrow Agent”) having an office at 601 Travis, Suite 1875, Houston, TX 77002, Attention: Ronda Husselman, by wire or intra-bank transfer of immediately available funds. Escrow Agent shall give prompt written confirmation to Seller of Escrow Agent’s receipt of the Deposit. If the Deposit is not paid when due, Seller shall have the right, at its option, to terminate this Agreement. The Deposit constitutes a deposit to be applied, subject to the provisions of this Agreement, toward the payment of the Purchase Price. Notwithstanding the foregoing, in the event Buyer terminates this Agreement pursuant to Section 6.2, or as elsewhere provided in this Agreement, the Deposit and all interest earned thereon shall be returned to Buyer. The Deposit shall be invested and disbursed by Escrow Agent in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit B the (“Escrow Agreement”) and to be executed by Seller, Buyer and the Escrow Agent. All interest earned on the Deposit shall be considered part of the Deposit. Buyer shall pay Seller by wire transfer of federal funds at the Closing (hereinafter defined) an amount (the “Closing Payment”) equal to (i) the Purchase Price, (ii) plus or minus net adjustments and prorations provided for in this Agreement, and (iii) minus the Deposit. The Deposit shall be disbursed by Escrow Agent to Seller at the Closing.
3.    Other Property Included in Purchase and Sale.
In addition to the Property, all right, title and interest of Seller, if any, in and to the following, to the extent that the same apply to the Property, shall be included within the term “Property”:
3.1    all easements, rights of way, privileges, licenses, appurtenances and other rights and benefits running with the Property;
3.2    all fixtures, machinery, equipment and other tangible personal property owned by Seller (but not by tenants or subtenants of the Property or by Hulfish Managers, LLC (the “Property Manager”)) and attached and appurtenant to, or forming part of, the Property (the “Personal Property”);
3.3    all of Seller’s right, title and interest, as landlord, in (i) the currently existing lease for the Property now between Seller and Amazon.com.azdc LLC (“Tenant”), including all amendments, modifications and supplements thereto (the “Lease”) as listed in the Schedule of Lease attached hereto as Exhibit C (the “Schedule of Lease”), and (ii) all security deposits (whether in the form of cash or a letter of credit) and advance rentals, if any, made under the Lease;
3.4    all assignable service, utility, maintenance and other contracts and agreements in the name of Seller or the Property Manager affecting the operation of the Property and listed in Exhibit D attached hereto (collectively, the “Service Contracts”), but expressly excluding therefrom the existing management and leasing agreement for the Property (the “Management Agreement”) which shall be terminated by Seller at or before Closing;
3.5    all consents, authorizations, variances, licenses, permits and certificates of occupancy, if any, issued by any governmental authority with respect to the Property; and

3.6    all intangible personal property, if any, owned by Seller and related primarily to the Property, including, without limitation, all warranties and guarantees, plans and specifications, photographs and other identifying material, all Property specific logos, websites, marketing materials, trade or business names and telephone numbers (the “Intangible Property”).
4.    Documents Furnished by Seller; Confidentiality.
Within three (3) Business Days from the Effective Date, Seller shall, to the extent in Seller’s possession or control, deliver electronically (if available) or otherwise, copies of, or make available at the Property or the offices of the Property Manager, for inspection by Buyer the following (collectively, the “Review Materials”): (i) the Lease, (ii) the Service Contracts, (iii) the Existing Surveys (as hereinafter defined), and (iv) the materials listed in Exhibit E attached hereto (the “Diligence Checklist”). The Review Materials, all other materials, reports, studies, books and records obtained or examined by or on behalf of Buyer pursuant to this Agreement, and the terms of this Agreement shall: (i) be held in strict confidence by Buyer prior to Closing; (ii) not be used for any purpose other than the investigation and evaluation of the Property by Buyer and its lenders, attorneys, investors, members, employees, agents, engineers, consultants and representatives (collectively, “Buyer’s Agents”); and (iii) not be disclosed, divulged or otherwise furnished to any other person or entity prior to the Closing except to Buyer’s Agents who need to know such information for the purpose of consummating this transaction, or as required by law or by any court or administrative order or in connection with a dispute between Buyer and Seller. Buyer shall inform Buyer’s Agents of the confidential nature of the information related to the Property, Buyer shall cause Buyer’s Agents to treat such information confidentially, and Buyer shall be responsible and liable for any breach of the confidentiality provisions of this Agreement by Buyer or Buyer’s Agents. If this Agreement is terminated for any reason whatsoever, Buyer shall return to Seller or otherwise destroy all of the Review Materials in the possession of Buyer and Buyer’s Agents.
Notwithstanding the foregoing, (i) Buyer may use or disclose any terms of this Agreement or any information contained in the Review Materials which has been previously publicly disclosed, and (ii) Seller acknowledges and agrees that Buyer, and entities which directly or indirectly own the equity interests in Buyer (including, without limitation, Hines Global REIT II, Inc. which is a public non-traded company), may disclose in press releases, SEC and other filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby and any such information relating to the Property as may be necessary or advisable under federal or state securities law, rules or regulations (including U.S. Securities and Exchange Commission (“SEC”) rules and regulations, “generally accepted accounting principles” or other accounting rules or procedures or in accordance with Buyer’s and such direct or indirect owners’ prior custom, practice or procedure). One or more of such owners will be required to publicly disclose the possible transactions contemplated hereby and file this Agreement with the SEC promptly after the execution of the same by both parties or as sooner required by law. Without limiting the foregoing, Seller consents to Hines Global REIT II, Inc. publicly disclosing the possible transactions contemplated hereby and the filing this Agreement with the SEC promptly after the execution of the same by both parties. The provisions of this Section 4 shall survive the termination of this Agreement.

5.    Title.
5.1    Title. Buyer shall cause the Escrow Agent (also referred to herein as the “Title Company” to issue to Buyer (with a copy to Seller), within ten (10) days after the Effective Date, a title insurance commitment for the Property (the “Title Commitment”). The title insurance policy to be issued at the Closing by the Title Company pursuant to the Title Commitment (the “Title Policy”) shall be an ALTA Owner’s Policy (2006) with extended coverage. Seller shall cause the Title Policy to be issued to Buyer subject only to the Permitted Exceptions (hereinafter defined) and free and clear of all standard or general exceptions contained in the Title Commitment which the Title Company shall remove upon delivery of a standard title affidavit from Seller.
5.2    Survey. Seller has delivered to Buyer a copy of the existing “as-built” surveys of the Property (collectively the “Existing Surveys”) consisting of (i) survey prepared by Robert A. Johnson, R.L.S. No. 37495 of V3 Companies dated November 11, 2009 and (ii) survey prepared by Deron J. Millman, L.S., License No. 37599, Millman Surveying, Inc. last revised February 2, 2015. Buyer may, at its option, obtain updates of the Existing Surveys (the “New Surveys”) (with copies to Seller) prior to the expiration of the Due Diligence Period certified to Buyer, Seller, the Title Company and any other party required by Buyer. If Buyer obtains the New Surveys after the expiration of the Due Diligence Period, Buyer shall be deemed to have accepted all matters shown or contained thereon.
5.3    Title Defects. No later than twenty (20) days after the Effective Date (the “Title Objection Period”), Buyer shall give written notice to Seller (the “Defects Notice”) of any material claim, lien or exception set forth in the Title Commitment and/or on the Existing Surveys and/or the New Surveys which Buyer is not willing to accept (a “Defect”). Seller shall have the right, but not the obligation, to cure any Defect (other than as provided below where Seller is obligated to cure) within the five (5) day period immediately following the expiration of the Title Objection Period (the “Response Period”), or in the case of any Defect which cannot with due diligence be cured prior to the expiration of the Response Period, such later date by which such Defect can reasonably be cured; provided that Seller commences to cure such Defect prior to the expiration of the Response Period and thereafter continues diligently and in good faith to cure the Defect; provided, further, that in no event shall such cure period extend the Closing except as set forth in the immediately following sentence. The Closing shall be extended, if necessary, in order to permit the cure described above, but in no event shall the date of the Closing be extended for more than ten (10) days. In the event that Seller elects not to cure any such Defect, Seller shall notify Buyer of such election prior to the expiration of the Response Period provided that Seller’s failure to provide any written notice shall be deemed an election not to cure any Defect other than as provided below where Seller is obligated to cure. Seller shall have no obligation to cure any Defect created by any acts or omissions of Buyer, and Seller’s failure to cure any such Defect shall not relieve Buyer from its obligation to close under this Agreement. If Seller elects, or is deemed to have elected, not to cure any Defect as set forth above or, if by the expiration of the Response Period, Seller has failed to cure all Defects (other than any Defects created by any acts or omissions of Buyer), Buyer may, at its option, either (i) proceed to close subject to any such Defects, with no offset against, or reduction in, the Purchase Price or (ii) terminate this Agreement by written notice given to Seller within five (5) Business Days after the later of (a) the expiration of Response Period,

(b) Seller’s delivery of written notice of election not to cure any Defect, and (c) the expiration of the Due Diligence Period, as the case may be. In the event this Agreement is so terminated by Buyer, the Deposit and all interest earned thereon shall be delivered to Buyer and the parties shall be released from all further obligations and liabilities hereunder, except with respect to the covenants and indemnities set forth in Sections 4, 6.1, 6.3, 13 and 19.14 (collectively, the “Surviving Obligations”). In the event that any Defect(s) is a mortgage, deed of trust, ground lease, UCC Financing Statement or similar encumbrance granted by Seller or a mechanic’s or materialmen’s lien or other encumbrance, Seller shall satisfy such Defect(s) of record or, for payments in the aggregate of a readily ascertainable sum of money of up to $50,000.00, as an alternative to causing such Defect(s) to be satisfied of record and provided that the Title Company agrees to omit such Defect(s) from the Title Policy: (i) bond or cause to be bonded such Defect(s); (ii) deliver or cause to be delivered to Buyer or the Title Company, on the date of the Closing, instruments in recordable form and sufficient to satisfy such Defect(s) of record, together with the appropriate recording or filing costs; (iii) deposit or cause to be deposited with the Title Company sufficient monies, acceptable to and reasonably requested by the Title Company, to assure the obtaining and recording of a satisfaction of the Defect(s); or (iv) otherwise cause the Title Company to omit such Defect(s) from the Title Policy. Notwithstanding the foregoing, neither notices of commencement of work to be performed by contractors or subcontractors engaged by Tenant or subtenants nor any liens filed with respect to any work performed by or on behalf of Tenant or subtenants shall constitute Defect(s) that Seller must satisfy except to the extent that such liens have been filed or recorded with respect to work that has not been paid for by Tenant or subtenants due to Seller’s failure to pay to Tenant or subtenants, or to their respective contractors or subcontractors, as applicable, any tenant improvement allowance required to be provided by Seller in accordance with the Lease.
5.4    Permitted Title Exceptions. All items set forth in the Existing Survey, the New Survey and the Title Commitment, other than Defects specified in the Defects Notice which Seller elects in writing to cure or is required to cure as provided in Section 5.3 shall be deemed “Permitted Exceptions”.
6.    Buyer’s Inspection of the Property.
6.1    Inspection and Examination. From the date hereof until Closing, Buyer and Buyer’s Agents will be given the right to (i) perform non-invasive physical tests (except that, upon Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion, Buyer may perform minor intrusive testing to determine the presence of asbestos-containing materials, termites and other wood destroying insects, provided that all damage resulting therefrom is promptly repaired by Buyer at its sole expense (the “Repair Obligation”)) and (ii) conduct any and all necessary engineering, environmental and other inspections at the Property and examine and evaluate the Review Materials and all other relevant agreements and documents within the possession of Seller or subject to its control, as Buyer may reasonably request. No soil and/or ground water sampling shall be performed unless and until the location, scope and methodology of such sampling and the environmental consultant selected by Buyer to perform such sampling have all been approved by Seller. Prior to conducting any such sampling, Buyer shall have a utility mark-out performed for the Property. Copies of all environmental and engineering reports prepared by or on behalf of Buyer with respect to the Property shall be provided promptly to Seller upon request

(the “Report Obligation”); provided that Buyer shall have no liability with respect to the accuracy, contents or completeness thereof and, further, Buyer shall not be obligated to provide Seller with Buyer’s or Buyer’s attorneys’ internal analysis or work product. With respect to Buyer’s right to inspect the Property, Buyer agrees that (i) Seller shall receive at least twenty-four (24) hours’ prior written notice of each inspection, (ii) each inspection shall be performed during normal business hours or at such other times as Seller and Buyer shall mutually agree and shall be subject to any special limitations on access to certain areas of the Property arising under the Lease, (iii) Buyer and Buyer’s Agents shall not unreasonably interfere with the Tenant, subtenants, guests, employees, occupants of the Property and the operation thereof, (iv) Buyer and Buyer’s Agents shall fully comply with all applicable Laws and Regulations (hereinafter defined) of all governmental authorities having jurisdiction with respect to Buyer’s investigations on the Property and all its other activities undertaken in connection therewith; and (v) Buyer shall not permit any mechanics’ liens to be filed against the Property or any part thereof resulting from the inspections performed on behalf of Buyer. Buyer or Buyer’s Agents shall not perform any such inspection or examination unless accompanied by Seller or a representative of the Property Manager. The Repair Obligation and the Report Obligation shall survive the termination of this Agreement. Prior to any entry by Buyer or Buyer’s Agents on the Property to conduct the inspections and tests described above, Buyer shall obtain and maintain, at Buyer’s sole cost and expense, and shall deliver to Seller evidence thereof (including, without limitation, a copy of a certificate evidencing each such insurance policy): (1) commercial general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of TWO MILLION and 00/100 Dollars ($2,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name each of Seller, GPT Operating Partnership, LP and Property Manager as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage resulting from the inspections, tests, access to the Property or other activities of Buyer and Buyer’s Agents in connection with the performance of its due diligence; (2) property insurance insuring Buyer’s equipment against all perils; and (3) workers’ compensation insurance in amounts required by law. Buyer’s commercial general liability insurance shall be written on an occurrence basis, shall include a contractual liability endorsement that insures the Repair Obligation and Buyer’s indemnity obligations hereunder, and shall contain a waiver of subrogation provision consistent with the terms of this Section. Buyer hereby represents and warrants that it carries the insurance required under this Section. Seller from time to time may establish reasonable rules of conduct for Buyer and Buyer’s agents in furtherance of the terms of this Section 6.1.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, (I) BUYER HEREBY WAIVES ANY AND ALL RIGHTS OF RECOVERY, CLAIM, ACTION OR CAUSE OF ACTION AGAINST SELLER, ITS AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, SERVANTS OR SHAREHOLDERS FOR ANY LOSS OR DAMAGE TO BUYER’S PROPERTY BY REASON OF FIRE, THE ELEMENTS, OR ANY OTHER CAUSE WHICH IS COVERED OR COULD BE COVERED BY STANDARD “ALL-RISKS” PROPERTY INSURANCE, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF SELLER, ITS AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, SERVANTS OR SHAREHOLDERS, AND (II) WITHOUT IN ANY WAY LIMITING OR SUBROGATING ANY RECOVERY UNDER THE INSURANCE COVERAGE SPECIFIED IN SECTION 6.1, SELLER HEREBY WAIVES ANY

AND ALL RIGHTS OF RECOVERY, CLAIM, ACTION OR CAUSE OF ACTION AGAINST BUYER, ITS AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, SERVANTS OR SHAREHOLDERS FOR ANY LOSS OR DAMAGE TO SELLER’S PROPERTY BY REASON OF FIRE, THE ELEMENTS, OR ANY OTHER CAUSE WHICH IS COVERED OR COULD BE COVERED BY STANDARD “ALL-RISKS” PROPERTY INSURANCE, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF BUYER, ITS AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, SERVANTS OR SHAREHOLDERS.
6.2    Right of Termination. During the period extending until the date that is the later of (x) two (2) Business Days after Buyer’s receipt of the Waiver pursuant to Section 8.3, or (y) thirty (30) days from the Effective Date (the “Due Diligence Period”), Buyer’s obligation to purchase the Property shall be contingent, upon Buyer being satisfied, in its sole and absolute discretion and for any or no reason, with the Property (the “Due Diligence Condition”). In the event that the Due Diligence Condition is so satisfied, Buyer shall notify Seller in writing (the “Diligence Satisfaction Notice”) prior to the expiration of the Due Diligence Period. If Buyer shall fail to give the Diligence Satisfaction Notice to Seller prior to the expiration of the Due Diligence Period and if Buyer delivers notice of its election to terminate this Agreement prior to the expiration of the Due Diligence Period, which Buyer may do for any or no reason, this Agreement shall terminate and the Deposit and all interest earned thereon shall be promptly returned to Buyer and the parties hereto shall be released from all further obligations and liabilities hereunder, except with respect to the Surviving Obligations. In the event that Buyer does give the Diligence Satisfaction Notice to Seller prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived the Due Diligence Condition and Buyer’s right to terminate this Agreement pursuant to this Section 6.2 shall be deemed deleted from this Agreement, and this Agreement shall continue in effect subject to the other provisions hereof. Notwithstanding anything herein to the contrary, if Buyer delivers the Diligence Satisfaction Notice prior to the expiration of the Due Diligence Period, the Deposit shall become non-refundable, except as otherwise expressly provided in this Agreement.
6.3    Inspection Indemnity. Notwithstanding anything to the contrary contained in this Agreement, any investigation or examination of the Property performed by Buyer or Buyer’s Agents prior to the Closing shall be performed at the sole risk and expense of Buyer, and Buyer shall be solely responsible for the acts or omissions of any of Buyer’s Agents brought on, or to, the Property by Buyer. In addition, Buyer shall defend, indemnify and hold Seller and any agent, advisor, representative, Affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller (collectively, “Seller Related Parties”) harmless from and against all loss, expense (including, but not limited to, reasonable attorneys’ fees and court costs arising from the enforcement of this indemnity), damage and liability resulting from claims for personal injury, wrongful death or property damage against Seller or any of Seller Related Parties or any of the Property arising from or as a result of, any act or omission of Buyer or Buyer’s Agents in connection with the inspection or examination of the Property by Buyer or Buyer’s Agents, but expressly excluding any claims, loss, cost or damage arising out of the discovery of a pre-existing condition except to the extent exacerbated by Buyer or Buyer’s Agents or the acts or omissions of any Seller

Related Parties. The provisions of this Section 6.3 shall survive the Closing or the earlier termination of this Agreement.
6.4    Condition. As a material inducement to Seller to execute this Agreement, Buyer acknowledges, represents and warrants that, upon Closing, (i) Buyer will have fully examined and inspected the Property, including the construction, operation and leasing of the Property, together with the Review Materials and such other documents, reports, studies and materials with respect to the Property which Buyer deems necessary or appropriate in connection with its investigation and examination of the Property, (ii) Buyer will have accepted and will be fully satisfied in all respects with the foregoing and with the physical condition, value, presence/absence of hazardous or toxic materials, financing status, use, leasing, operation, tax status, income and expenses of the Property, (iii) the Property will be purchased by Buyer “AS IS” and “WHERE IS” and with all faults and, upon Closing, Buyer shall take the Property subject to the physical and environmental condition of the Property and (iv) Buyer will have decided to purchase the Property solely on the basis of its own independent investigation, except to the extent Buyer is relying on anything expressly set forth herein or in any document executed by Seller and delivered to Buyer pursuant to Section 9.2. Except as expressly set forth herein or in any document executed by Seller and delivered to Buyer pursuant to Section 9.2 (“Seller’s Documents”), Seller has not made, does not make, and has not authorized anyone else to make any representation as to the present or future physical condition, value, presence/absence of hazardous or toxic materials, financing status, leasing, operation, use, tax status, income and expenses or any other matter or thing pertaining to the Property, and Buyer acknowledges that no such representation or warranty has been made and that in entering into this Agreement it does not rely on any representation or warranty other than those expressly set forth in this Agreement or in Seller’s Documents. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN SELLER’S DOCUMENTS, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY. Seller shall not be liable for or bound by any verbal or written statements, representations, real estate broker’s “setups” or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or any other person unless the same are specifically set forth in this Agreement or in Seller’s Documents. The provisions of this Section 6.4 shall survive the Closing.
6.5    Release. Except for any Claims (as defined below) arising out of a breach or default by Seller under this Agreement (including a breach of any of Seller’s representations and warranties herein) or the Seller’s Documents (“Excepted Claims”), Buyer and anyone claiming by, through or under Buyer hereby waive their right to recover from and fully and irrevocably release Seller and Seller’s employees, advisors, investors, beneficiaries, officers, trustees, shareholders, members, representatives, agents, servants, attorneys, Affiliates, parents, subsidiaries, their successors and assigns, and all persons, firms, corporations and organizations acting on their behalf (“Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any and all costs, losses, claims, liabilities, damages, expenses, demands, debts, controversies, claims, actions or causes of actions (collectively, “Claims”) arising from or related to the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be deemed to be hazardous materials or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specifically treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines or common law), valuation, salability or utility of the Property, the condition of title to the Property, compliance with any applicable federal, state or local law, rule or regulations or common law with respect to the Property, or the Property’s suitability for any purposes whatsoever, and any information furnished by the Released Parties in connection with this Agreement.
7.    Representations and Warranties.
7.1    Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer, which representations and warranties shall be true and correct in all material respects as of the Effective Date and on the day of the Closing:
7.1.1    Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
7.1.2    The execution, delivery and performance of this Agreement and all other documents, instruments and agreements now or hereafter to be executed and delivered by Seller pursuant to this Agreement are within the limited liability company power of Seller and have been duly authorized by all necessary or proper limited liability company action.
7.1.3    Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
7.1.4    As of the Effective Date, there is no pending suit or action against Seller or the Property which, if adversely decided, would prevent the consummation of the transaction contemplated by this Agreement or materially and adversely affect the Property. Without limiting the generality of the foregoing, to Seller’s knowledge, as of the Effective Date there are no actual or threatened suits, actions or proceedings with respect to all or part of the Property (a) for condemnation or (b) alleging any material violation of any applicable law, regulation, ordinance or code (collectively, “Laws and Regulations”).
7.1.5    Seller has not received any written notice (which remains uncured) from any governmental authority stating that the Property violates any Laws and Regulations in any material respect.
7.1.6    Except as may be disclosed in the Seller’s Documents, Seller has not received written notice of violations of applicable Environmental Laws with respect to the ownership, use, condition, or operation of the Property that remain outstanding.

7.1.7    With respect to the Lease:
(a)    As of the date of the Schedule of Lease, there are no tenant leases or tenancy agreements affecting the Property, or any portion thereof, other than the Lease and any subleases thereunder that may have been entered into by Tenant (or subtenants of Tenant) with third parties;
(b)    The Lease is in full force and effect and has not been amended or modified in any respect except as set forth in the Schedule of Lease. Seller has not given, nor has Seller received, any written notice of a default under the Lease which remains uncured (the foregoing does not apply to delinquencies in the payment of monthly rent that have existed for less than thirty (30) days), except as set forth in the Schedule of Lease and Seller has no knowledge of any event or circumstance which, with the passage of time or the delivery of notice, would cause or constitute a default under the Lease by either landlord or tenant thereunder;
(c)    The Schedule of Lease contains a complete and accurate list of all outstanding tenant security deposits under the Lease;
(d)    As of the Closing, Seller will have paid in full all leasing, broker’s or finder’s commissions (including any commissions for renewal or expansion options that have been exercised by Tenant under the Lease prior to the Closing), and tenant finish-out obligations, that are unpaid although presently due and payable by Seller with respect to the Lease and, with respect to the current term of the Lease, there are no other outstanding credits, abatements or other incentives owed to Tenant pursuant to the terms of the Lease;
(e)    The copy of the Lease delivered by Seller to Buyer is a true, complete and correct copy of the Lease; and
(f)    Tenant has waived the right of first offer under Revised Addendum 7 to the Lease in connection with the sale of the Property to Buyer.
7.1.8    With respect to the Service Contracts:
(a)    As of the Effective Date, there are no material equipment leases or service, maintenance or other similar contracts or agreements affecting the Property, or any portion thereof, other than the Service Contracts and any equipment leases or other contracts or agreements that may have been entered into by Tenant (or subtenants of Tenant) of the Property with third parties; and
(b)    Each Service Contract is in full force and effect and has not been amended in any material respect except as set forth in Exhibit D. Seller has not given, nor has Seller received, any written notice of a material default under any of the Service Contracts which remains uncured, except as set forth in Exhibit D.
7.1.9    The Management Agreement will be terminated by Seller as of the Closing without cost to Buyer and Buyer shall have no liability whatsoever with respect thereto.

7.2    Limitation of Seller’s Representations.
7.2.1    Survival Period. The representations and warranties of Seller contained in Section 7.1 are made as of the Effective Date. Prior to the date of the Closing, Seller shall notify Buyer of any modifications to such representations that are required to make such representations true in all material respects, including any modifications arising from actions taken in compliance with Section 14. If any representation of Seller herein, although true as of the Effective Date, is no longer true at the Closing as a result of a matter, event or circumstance beyond Seller’s reasonable control, Buyer may not consider same as an event of default hereunder; but rather, in such case, Buyer may, at Buyer’s option and as Buyer’s sole and exclusive remedy, terminate this Agreement and have the Deposit refunded by Escrow Agent, whereupon the parties hereto shall have no further rights, obligations or liabilities with respect to each other hereunder, except for the any rights and obligations that expressly survive herein. The representations and warranties set forth in Section 7.1 and in Seller’s Documents shall survive the Closing to the date (the “Representation Termination Date”) occurring nine (9) months after the date of the Closing, at which time such representations and warranties shall terminate and be of no further force or effect, except for any claims made prior to the Representation Termination Date as hereinafter set forth. All other representations and warranties made by Seller in this Agreement, unless expressly provided otherwise, shall not survive the Closing. In order to make a claim for damages based on the inaccuracy of any of the representations or warranties of Seller contained in Section 6.1 or in Seller’s Documents, promptly after discovery of any such inaccuracy (but in any event prior to the Representation Termination Date), Buyer shall notify Seller in writing (a “Misrepresentation Notice”) that Buyer has discovered the existence of an inaccuracy in a warranty or representation (such Misrepresentation Notice to describe the inaccuracy in reasonable detail). Thereupon, the claim set forth in such Misrepresentation Notice shall continue to survive until final resolution or settlement thereof. No post-Closing claim for breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts, circumstance or event of which Buyer had actual or deemed knowledge prior to the Closing. For purposes of this Section, the term “deemed knowledge” shall mean knowledge of any fact, condition, circumstance or event which is disclosed in this Agreement, Seller’s Documents, the Review Materials, the Tenant Estoppel Certificate, the reports or studies documenting the results of Buyer’s due diligence tests, investigations and inspections of the Property, the Title Commitment, the Existing Survey, the New Survey or in any other documents or materials delivered to, or obtained by, Buyer in connection with this Agreement.
7.2.2    Seller’s Representatives. Where representations and warranties are made in this Agreement to “Seller’s knowledge,” such phrase shall mean and be limited to the current actual knowledge of Allan B. Rothschild, a Managing Director of Seller, and Austin Reynolds, an Asset Manager of Seller, such individuals having responsibility for oversight of the management, leasing and operation of the Property (collectively, “Seller’s Representatives”); provided, however, that neither Allan B. Rothschild nor Austin Reynolds shall have any personal liability in connection with, or arising out of, any representation or warranty of Seller contained in this Agreement and/or Seller’s Documents. For purposes of the representations and warranties made by Seller in this Agreement and/or Seller’s Documents, (1) “Seller’s knowledge” shall not include that of any independent contractor hired by Seller and (2) notices received by any independent contractor hired by Seller and not delivered by such contractor to Seller shall not be deemed to have been received by Seller. Furthermore, Seller’s knowledge shall not include any implied, imputed or constructive knowledge of Seller’s Representatives and shall not constitute any representation that Seller’s Representatives have made or are obligated to make any independent investigation or have any implied duty to investigate.
7.3    Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Seller, which representations and warranties shall be true and correct in all material respects on the date of the Closing:
7.3.1    Buyer is a duly organized, validly existing limited partnership and in good standing under the laws of the State of Delaware.
7.3.2    The execution, delivery and performance of this Agreement and all other documents, instruments and agreements now or hereafter to be executed and delivered by Buyer pursuant to this Agreement are within the power of Buyer and have been duly authorized by all necessary or proper limited partnership action.
7.3.3    Buyer and, each person or entity owning a controlling interest in Buyer is (1) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other similar list, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person.” None of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and no Embargoed Person has any interest of any nature whatsoever in Buyer (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. Law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading With The Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.
The representations and warranties of Buyer contained in this Section 7.3 shall survive the Closing to the Representation Termination Date, at which time such representations and warranties shall terminate and be of no further force or effect, except for any claims made prior to the Representation Termination Date, in the manner set forth in Section 7.2.
8.    Conditions to Closing.
8.1    Buyer’s Conditions. Buyer’s obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, at or prior to the applicable date set forth below, of the following conditions precedent, which Buyer may waive in writing.
8.1.1    Tenant Estoppel Certificate. That Seller shall have obtained an executed tenant estoppel certificate (the “Tenant Estoppel Certificate”) from Tenant. The Tenant Estoppel Certificate shall be in substantially the same form attached hereto as Exhibit F and dated after the Effective Date. Any qualification of any assertion in the Tenant Estoppel Certificate regarding the status of the performance of any of landlord’s obligations under the Lease that such assertion is made “to Tenant’s knowledge” or similar qualification made by Tenant shall be acceptable. Buyer shall have ten (10) Business Days after receipt of an executed Tenant Estoppel Certificate to advise Seller in writing of any objections thereto and, if Buyer fails to notify Seller of any such objections, then such Tenant Estoppel Certificate shall be deemed approved by Buyer. Seller shall have no obligation to make any payment or to institute any action or proceeding pursuant to the Lease in order to obtain the Tenant Estoppel Certificate.
8.1.2    Seller’s Obligations. Seller shall have performed in all material respects each of the obligations of Seller set forth in Section 9.2 as of the Closing Date.
8.1.3    Seller’s Representations and Warranties. Subject to Section 7.2, Seller’s representations and warranties made in Section 7.1 shall be true and correct in all material respects as of the Closing and shall be deemed remade on the Closing Date.
8.1.4    Title Policy. The Title Company shall be irrevocably committed to issue the Title Policy.
8.1.5    Lease. As of the Closing Date, Tenant shall (i) not be subject to a bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding, (ii) not have terminated its Lease in writing, (iii) not be in default under the Lease, and (iv) shall have waived its right to purchase the Property as a result of the transaction contemplated by this Agreement.
8.1.6    Declaration Estoppel. That Seller shall have obtained an estoppel certificate from the Goodyear Crossing Industrial Park Owners Association, Inc. indicating that (i) no fees or assessments levied against the Property are unpaid (or, if unpaid, the amount thereof) and (ii) to the knowledge of the certifying party, the Property is not in violation of the Declaration of Protective Covenants, Conditions, Restrictions and Easements for Goodyear Crossing Industrial Park.
8.2    Failure of Buyer’s Condition. If the condition precedent set forth in Section 8.1.1 is not satisfied or waived by Buyer on or prior to the date set for the Closing, Buyer or Seller may postpone the date of the Closing for up to thirty (30) days by written notice of postponement given to the other party at least two (2) Business Days prior to the original date of the Closing in order to obtain the required Tenant Estoppel Certificate. Furthermore, if the condition precedent set forth in Section 8.1.1 is not satisfied or waived by Buyer on or prior to the date set for the Closing, as it may be extended pursuant to the preceding sentence, Buyer may terminate this Agreement, in which event the Deposit, including all interest earned thereon, shall be promptly returned to Buyer and the parties shall be released from all further obligations and liabilities hereunder, except with respect to the Surviving Obligations.
8.3    Joint Condition. The obligation of Seller and Buyer, respectively, to close the transaction contemplated by this Agreement is subject to the satisfaction, at or prior to the date set forth below, of the following condition precedent (the “Joint Condition”):

8.3.1    Waiver of Rights of First Offer. That the right of first offer of Tenant under Addendum 8 to the Lease has been waived or deemed waived (the “Waiver”). Prior to the Effective Date, Seller has requested the Waiver and shall diligently pursue obtaining same.
8.4    Failure of Joint Condition. If the Joint Condition is not satisfied on or prior to the date that is thirty (30) days after the Effective Date (the “Waiver Period”), Buyer or Seller may extend the Waiver Period until the date which is two (2) Business Days after the date (including any extension periods) that Tenant will have been required to either exercise or waive its right of first offer, in order to satisfy the Joint Condition, by written notice of extension given to the other party prior to the expiration of the Waiver Period, in which case the Closing Date shall be extended accordingly. Furthermore, if the Joint Condition is not satisfied on or prior to the expiration of the Waiver Period, as it may be extended pursuant to the preceding sentence, either Buyer or Seller may terminate this Agreement, in which event the Deposit, including all interest earned thereon, shall be promptly returned to Buyer and, in addition, Seller shall reimburse Buyer for all out-of-pocket costs and expenses actually incurred by Buyer in connection with its due diligence activities and negotiation of this Agreement, up to a maximum aggregate amount of One Hundred Thousand and 00/100 Dollars ($100,000.00).
9.    Closing.
9.1    Time and Place. The closing contemplated by this Agreement (the “Closing”) shall take place on the date that is thirty (30) days after the expiration of the Due Diligence Period (the “Closing Date”), through an escrow with Escrow Agent. If the Closing Date is not a Business Day, the Closing shall be held on the next ensuing Business Day. Time is of the essence with respect to the Closing. Buyer shall have the right to extend the Closing Date for an additional period of up to fifteen (15) days, by written notice to Seller given at least three (3) Business Days prior to the original Closing Date.
9.2    Seller’s Closing Documentation and Requirements. At the Closing, Seller shall deliver the following to Buyer:
9.2.1    a special warranty deed, duly executed and acknowledged, conveying to Buyer fee simple title to the Property, subject only to the Permitted Exceptions;
9.2.2    a bill of sale, duly executed and acknowledged, transferring to Buyer all of the Personal Property in the form attached hereto as Exhibit G;
9.2.3    a lease assignment and assumption, duly executed and acknowledged, transferring to Buyer the Lease in the form attached hereto as Exhibit H (the “Lease Assignment”);
9.2.4    an affidavit of Seller stating, under penalty of perjury, its United States taxpayer identification number and that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code, and otherwise in the form prescribed by the Internal Revenue Service;
9.2.5    a current Schedule of the Lease for the Property certified by Seller;

9.2.6    executed original or certified copies of the Lease and the Service Contracts, to the extent within Seller’s possession or subject to Seller’s control;
9.2.7    a written notice, executed by Seller addressed to Tenant indicating that the Property has been sold to Buyer and that the tenant security deposit under the Lease has been transferred to Buyer;
9.2.8    the Tenant Estoppel Certificate obtained by Seller pursuant to Section 8.1.1;
9.2.9    an assignment and assumption of the Service Contracts (the “Assignment of Service Contracts”), duly executed and acknowledged, assigning and transferring to Buyer all right, title and interest of Seller in and to, and all post-closing obligations of the owner of the Property under, the Service Contracts (excluding any Service Contracts terminated prior to Closing);
9.2.10    an assignment of the Intangible Property (the “Assignment of Intangible Property”), assigning and transferring to Buyer all right, title and interest of Seller in and to the Intangible Property in the form attached as Exhibit I;
9.2.11    all good standing certificates and other governmental certificates (if any) required of Seller under the Title Commitment;
9.2.12    a written notice to Escrow Agent pursuant to Section 3.1 of the Escrow Agreement;
9.2.13    an Affidavit of Property Value, duly executed and acknowledged;
9.2.14    a Seller’s executed ALTA statement, Owner’s Affidavit or similar statement which may be required by the Title Company to omit from the Title Policy any exceptions for unfiled mechanics’, materialmen’s or similar liens, and parties in possession (other than Tenant);
9.2.15    such other Seller’s affidavits acceptable to Title Company as it may reasonably require to issue the Title Policy; and
9.2.16    such other documents and instruments as Buyer may reasonably request in order to consummate the transaction contemplated hereby.
9.3    Buyer’s Closing Documentation and Requirements. At the Closing, Buyer shall pay the Closing Payment in accordance with the provisions of this Agreement and shall deliver the following to Seller:
9.3.1    the Assignment of Service Contracts, each duly executed and acknowledged;
9.3.2    all good standing certificates and other governmental certificates (if any) required of Buyer under the Title Commitment;

9.3.3    a written notice to Escrow Agent pursuant to Section 3.1 of the Escrow Agreement;
9.3.4    the Lease Assignment duly executed and acknowledged, transferring to Buyer the Lease;
9.3.5    an Affidavit of Property Value, duly executed and acknowledged; and
9.3.6    such other documents and instruments as Seller may reasonably request in order to consummate the transaction contemplated hereby.
9.4    Form. All documents and instruments required hereby shall be in form and substance reasonably acceptable to Seller and Buyer.
10.    Adjustments and Prorations. The following items in this Section 10 shall be adjusted and prorated between Seller and Buyer as of the day of Closing, based upon the actual number of days in the applicable month or year:
(a)    Taxes. All real estate taxes, assessments and governmental charges, payments in lieu of taxes or assessments imposed by any governmental authority (“Taxes”) which accrued during the 2015 calendar year (but which are due and payable during the 2016 calendar year) shall be paid by Seller. All payments of Taxes attributable to the 2016 calendar year that are received by Seller from Tenant prior to Closing shall be paid over to Buyer at Closing or otherwise credited against the Purchase Price. If the Closing occurs prior to the receipt by Seller of the tax bill for the Property for applicable tax period in which the Closing occurs, Taxes with respect to the Property shall be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill.
(b)    Reproration of Taxes. Within thirty (30) days of receipt of final bills for Taxes, the party receiving said final tax bills shall furnish copies of the same to the other party and shall prepare and present to such other party a calculation of the reproration of such Taxes based upon the actual amount of such Taxes for the year on the basis of the fiscal year assessed. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Buyer’s calculation and appropriate back-up information. The provisions of this Section 10(b) shall survive the Closing until all Taxes for calendar year 2016 and prior have been finally determined.
(c)    Rents, Income and Other Expenses. Rents and any other amounts paid to Seller by Tenant under the Lease shall be prorated as of 11:59 P.M. on the day preceding the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Buyer for Buyer’s review and approval prior to Closing. Seller and Buyer shall prorate all rents, additional rent, common area maintenance charges, operating expense contributions, and escalations, and all other payments under the Lease received as of the Closing Date so that at Closing Seller will receive monthly basic rent payments attributable to the period through the day prior to the Closing Date and so that Seller will receive reimbursement for all operating expenses paid by Seller, and recoverable from Tenant, through the day prior to the Closing Date (including, without limitation, Taxes, unless full taxes are paid by Tenant) (such expenses shall be reasonably estimated if not ascertainable as the Closing Date and then shall be re-adjusted as provided in (e) below when actual amounts are determined) to the extent received or paid, as applicable, as of the Closing Date. Buyer agrees to pay to Seller, upon receipt, any rents or other payments by Tenant under the Lease that apply to periods prior to Closing but which are received by Buyer after Closing and Seller agrees to pay to Buyer, upon receipt, any rents or other payments by Tenant under the Lease that apply to periods on and after the Closing but which are received by Seller after Closing; provided, however, that, in all cases, any rents or other payments by any tenant received by Buyer or Seller after Closing shall be applied first to any amounts then due and owed to Buyer by any tenant with the balance, if any, paid over to Seller to the extent of delinquencies existing on the date of Closing. Buyer agrees to use commercially reasonable efforts, short of termination of the Lease or pursuing litigation or arbitration, to collect from any tenant on behalf of Seller any rents or other charges payable with respect to the Lease or any portion thereof which are delinquent or past due as of the Closing Date. Upon collection of any such delinquent or past due amounts, Buyer shall promptly remit the same to Seller. Buyer will keep Seller reasonably apprised of the progress of any such collection efforts by Buyer on behalf of Seller. The provisions of this Section 10(c) shall survive the Closing.
(d)    Tenant Inducement Costs. Except as otherwise set forth herein, (i) Seller shall pay all Tenant Inducement Costs and leasing commissions payable under the Lease and attributable to the current term of the Lease and unpaid as of the Closing Date, and (ii) if such amounts have not been paid in full on or before Closing, Buyer shall receive a credit against the Purchase Price in the aggregate amount of all such Tenant Inducement Costs and leasing commissions remaining unpaid at Closing, and Buyer shall assume the obligation to pay amounts after Closing. Buyer shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions (i) as a result of any renewals or extensions or expansions of the Lease exercised by Tenant after the Effective Date. The provisions of this Section 10(d) shall survive the Closing.
(e)    Operating Expenses; Year End Reconciliation. Installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable by Seller as of the Closing Date shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, Buyer and Seller will make a further adjustment for such expenses which may have accrued or been incurred prior to the Closing Date, but which were not paid as of the Closing Date. In addition, within ninety (90) days after the close of the fiscal year used in calculating the pass-through to any tenant of operating expenses and/or common area maintenance costs under the Lease (where such fiscal year includes the Closing Date), Seller and Buyer shall re-prorate on a fair and equitable basis all rents and income prorated pursuant to this Section 10 as well as all expenses prorated pursuant to this Section 10. The provisions of this Section 10(e) shall survive the Closing.
(f)    Security Deposits. The following adjustments to the Purchase Price shall be made between the parties at the Closing: (a) Buyer shall be credited and Seller charged with outstanding cash security deposits or advance rentals made by Tenant under the Lease, and (b) Seller shall be credited and Buyer charged with transferable deposits under the Service Contracts.

(g)    Tenant Audits. Notwithstanding anything to the contrary set forth in this Agreement, in the event Tenant conducts an audit of operating expenses or other additional rent or charges paid, or payable, by Tenant pursuant to the Lease which audit is of the 2016 calendar year or any prior period, and such audit discloses an overcollection by Seller of any such operating expenses, additional rent or other charges, Seller shall be liable for the amount of any such overcollection. This Section 10(g) shall survive the Closing for a period of one (1) year.
11.    Expenses.
11.1    Expenses. Buyer shall pay (a) the cost of all endorsements and any extended or affirmative coverage obtained by Buyer under the Title Policy; (b) the cost of the New Surveys; (c) one-half (1/2) of all escrow fees and expenses charged by Escrow Agent; and (d) all recording fees on any conveyance document recorded pursuant to this Agreement (excluding the cost of recording any document required to cure a Defect). Seller shall pay (a) all state and county transfer taxes with respect to the transaction contemplated hereby; (b) the cost of the base owner’s policy premium charged by the Title Company for the Title Policy; (c) one-half (1/2) of all escrow fees and expenses charged by the Escrow Agent; and (d) the cost of recording any document required to cure a Defect.
11.2    Attorney’s Fees. Each party shall pay its own attorney’s fees and all of its other expenses, except as otherwise expressly set forth herein.
12.    Risk of Loss; Casualty and Eminent Domain.
12.1    Casualty. If, prior to the Closing, the Property is damaged by fire, vandalism, acts of God or other casualty or cause, Seller shall promptly give Buyer notice of any such damage (the “Damage Notice”), together with Seller’s estimate of the cost and period of repair and restoration. In any such event: (a) in the case of damage to the Property of less than Two Million and No/100 Dollars ($2,000,000.00) and from a risk covered by insurance maintained with respect to the Property that does not give rise to a termination or abatement right by Tenant, Buyer shall take the Property at the Closing as it is together with any applicable insurance proceeds or the right to receive the same; or (b) in the case of either (i) damage to the Property of Two Million and No/100 Dollars ($2,000,000.00) or more, (ii) damage to the Property from a risk not covered by insurance, or (iii) damage to the Property giving rise to a termination or abatement right by Tenant, then in any such event Buyer shall have the option of (x) taking the Property at the Closing in accordance with item (a) above or (y) terminating this Agreement. If, pursuant to the preceding sentence, Buyer is either obligated or elects to take the Property as it is together with any applicable insurance proceeds or the right to receive the same, (A) Seller agrees to cooperate with Buyer in any loss adjustment negotiations, legal actions and agreements with the insurance company, and to assign to Buyer at the Closing its rights to any such insurance proceeds with respect to such claim and will not settle any insurance claims or legal actions relating thereto without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (B) an amount equal to any deductible from the insurance proceeds shall be credited against the Closing Payment. Notwithstanding the foregoing, in any case where Buyer does not otherwise have the right to terminate this Agreement, or has the right to terminate this Agreement but does not exercise such right, then, if the sum of the deductible amount credited against the Purchase Price plus the proceeds of insurance that the applicable insurer has agreed to pay and which are to be delivered to Buyer at Closing are not sufficient to repair and restore the damage, Buyer shall have the additional right to terminate this Agreement. This Section 12.1 shall survive the Closing
12.2    Eminent Domain. If, prior to the Closing, all or substantially all of the Property is taken by eminent domain, this Agreement shall be terminated without further act or instrument. If a material part of the Property is so taken (including, without limitation, any taking which would give rise to a termination or abatement right by Tenant), Buyer shall have the option, by written notice given to Seller within fifteen (15) days after receiving notice of such taking, to terminate this Agreement. If Buyer does not elect to terminate this Agreement, it shall remain in full force and effect and Seller shall assign, transfer and set over to Buyer at the Closing all of Seller’ right, title and interest in and to any awards that may be made for such taking. If this Agreement is not terminated as set forth herein, Buyer shall proceed with the Closing and take the Property as affected by such taking, together with all awards or the right to receive same. For the purposes of this Section, a part of the Property shall be deemed “material” if it (i) includes any of the parking areas, buildings or structures at the Property, (ii) otherwise (on a permanent basis) materially restricts ingress and egress to and from the Property, and (iii) gives rise to a termination or abatement right in favor of Tenant. This Section 12.2 shall survive the Closing
12.3    Termination. If, prior to the Closing, this Agreement is terminated pursuant to this Section, the Deposit, including all interest earned thereon, shall be promptly returned to Buyer and the parties hereto shall be released from all further obligations and liabilities hereunder, except with respect to the Surviving Obligations.
13.    Broker.
Buyer and Seller represent and warrant to each other that neither they nor their Affiliates have dealt with any broker, finder or the like in connection with the transaction contemplated by this Agreement other than Jones Lang LaSalle (the “Broker”). At the Closing, Seller shall pay a commission to the Broker pursuant to a separate agreement. Buyer and Seller each agrees to indemnify, defend and hold the other harmless from and against all loss, expense (including reasonable attorneys’ fees and court costs), damage and liability resulting from the claims of any other broker or finder (including anyone claiming to be a broker or finder) on account of any services claimed to have been rendered to the indemnifying party in connection with the transaction contemplated by this Agreement. The provisions of this Section shall survive the Closing or the earlier termination of this Agreement.
14.    Management of the Property.
Between the date of this Agreement and the date of the Closing: (i) Seller shall cause the Property to be operated, maintained, managed and insured in a manner consistent with the present management of the Property; (ii) Seller shall not enter into or amend any contract or agreement that would remain binding on the owner of the Property after the Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided that no consent shall be required for any contract that is terminable without cost upon prior notice of thirty (30) days or less; (iii) Seller will not sell, transfer, convey, lease, or encumber, or cause or permit to be sold, transferred, conveyed, leased, or encumbered, the Property or any part thereof or interest therein, (iv) Seller shall not alter or amend the zoning classification of the Property, or otherwise perform or permit any act or deed which shall diminish, encumber, or affect Seller’s rights in and to the Property or prevent it from fully performing its obligations hereunder, and (v) Seller shall not enter into any renewals, amendments, expansions or other modifications of the Lease without the prior written consent of Buyer, which consent shall may be withheld in Buyer’s sole discretion and shall be deemed to have been given if Buyer fails to disapprove any renewal, amendment, expansion or other modification of the Lease submitted to it by Seller within five (5) Business Days after Buyer’s receipt thereof.
15.    Defaults.
15.1    BY BUYER. IF, THE CLOSING FAILS TO OCCUR AS A RESULT OF A DEFAULT BY BUYER IN ITS OBLIGATIONS UNDER SECTION 9.3, AND SUCH DEFAULT IS NOT CURED OR REMEDIED WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF WRITTEN NOTICE THEREOF GIVEN BY SELLER TO BUYER, SELLER MAY TERMINATE THIS AGREEMENT AND, AS ITS SOLE AND EXCLUSIVE REMEDY, RECEIVE THE DEPOSIT AND ALL INTEREST EARNED THEREON FROM THE ESCROW AGENT, AS LIQUIDATED DAMAGES, IN WHICH EVENT THIS AGREEMENT SHALL BE DEEMED NULL AND VOID AND THE PARTIES SHALL BE RELEASED FROM ALL FURTHER OBLIGATIONS AND LIABILITIES UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO THE SURVIVING OBLIGATIONS. IT IS RECOGNIZED BY SELLER AND BUYER THAT THE DAMAGES SELLER WILL SUSTAIN BY REASON OF BUYER’S DEFAULT, BREACH OR FAILURE WILL BE SUBSTANTIAL, BUT DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN. THE DEPOSIT HAS BEEN DETERMINED BY THE PARTIES AS A REASONABLE SUM FOR DAMAGES.
15.2    BY SELLER. IF, PRIOR TO THE CLOSING, SELLER IS IN DEFAULT WITH RESPECT TO, OR BREACHES, OR FAILS TO PERFORM ONE OR MORE OF THE REPRESENTATIONS, COVENANTS, WARRANTIES OR OTHER TERMS OF THIS AGREEMENT (BUT NOT INCLUDING ANY MISREPRESENTATIONS OF WHICH BUYER HAD ACTUAL OR DEEMED KNOWLEDGE PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD), AND SUCH DEFAULT, BREACH OR FAILURE IS NOT CURED OR REMEDIED WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF WRITTEN NOTICE THEREOF GIVEN BY BUYER TO SELLER, BUYER MAY EITHER (A) TERMINATE THIS AGREEMENT, IN WHICH EVENT THE DEPOSIT AND ALL INTEREST EARNED THEREON SHALL BE RETURNED BY THE TITLE COMPANY TO BUYER, SELLER SHALL REIMBURSE BUYER FOR ALL OUT-OF-POCKET EXPENSES INCURRED BY BUYER IN CONNECTION WITH NEGOTIATING THIS AGREEMENT AND INSPECTING THE PROPERTY UP TO $100,0000 (WHICH OBLIGATION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT), AND THE PARTIES SHALL BE RELEASED FROM ALL FURTHER OBLIGATIONS AND LIABILITIES UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO THE SURVIVING OBLIGATIONS, OR (B) COMMENCE WITHIN SIXTY (60) DAYS AFTER THE DATE THE CLOSING WAS TO HAVE OCCURRED AN ACTION IN THE NATURE OF SPECIFIC PERFORMANCE. IF AN ACTION IN THE NATURE OF SPECIFIC

PERFORMANCE IS NOT AN AVAILABLE REMEDY OR IF BUYER ELECTS TO COMMENCE SUCH ACTION AND IS UNSUCCESSFUL, THEN THE DEPOSIT (INCLUDING ALL INTEREST AND INCOME) WILL BE RETURNED TO BUYER AND THE PARTIES RELEASED FROM THEIR OBLIGATIONS UNDER THIS AGREEMENT (EXCEPT THOSE THAT EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT). THE REMEDIES SET FORTH ABOVE SHALL BE BUYER’S SOLE REMEDIES ARISING FROM A DEFAULT, BREACH OR FAILURE TO PERFORM BY SELLER.
16.    Notices.
Any notice, demand, consent, authorization or other communication (collectively, a “Notice”) which either party is required or may desire to give to or make upon the other party pursuant to this Agreement shall be effective and valid only if in writing, signed by the party giving such Notice, and delivered personally (upon an officer of the other party or to such individual as may be noted in the addresses stated below) to the other party or sent by a nationally recognized overnight courier or by registered or certified mail of the United States Postal Service, return receipt requested, and addressed to the other party as follows (or to such other address or person as either party or person entitled to notice may by Notice to the other specify) or sent by email in PDF format to the email address below, read receipt requested, and followed by a hard copy notice received by the second business day following the email notice (in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such email notice):

To Seller:
RT Goodyear, LLC
c/o Gramercy Property Trust
521 Fifth Avenue
New York, New York 10175
Attention: Allan B. Rothschild, Managing Director
   Peter M. Tubesing, Managing Director
Email: arothschild@gptreit.com
   ptubesing@gptreit.com

and to:

Troutman Sanders LLP
875 Third Avenue
New York, New York 10022
Attention: Jeffrey H. Weitzman, Esq.
Telephone: (212) 704-6077
Email: jeffrey.weitzman@troutmansanders.com

To Buyer:
Hines Global REIT II Properties LP
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attn: A. Blake Williams
Email: blake.williams@hines.com

with a copy to:

Hines Global REIT II Properties LP
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attention: Jason P. Maxwell
Email: jason.maxwell@hines.com

with a copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Jonathan W. Dunlay
Email: jon.dunlay@bakerbotts.com

To Escrow Agent:	First American Title Insurance Company 601 Travis, Suite 1875 Houston, TX 77002 Attention: Ronda Husselman, Senior Commercial Escrow Officer Telephone: (713) 346-1650 Email: RHusselman@firstam.com

Unless otherwise specified, notices shall be deemed given when received, but if delivery is not accepted, on the earlier of the date delivery is refused or the third day after the same is deposited with the United States Postal Service. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.
17.    Assignment.
This Agreement and all rights of Buyer arising hereunder shall not be assigned, sold, pledged or otherwise transferred by Buyer in whole or in part, without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller. Notwithstanding the foregoing, Buyer may assign this Agreement and all of its rights hereunder to an Affiliate. Any assignment permitted or consented to hereunder shall be effected by a written assignment and assumption agreement between Buyer and its assignee (with a fully executed counterpart thereof to be delivered to Seller at or prior to the Closing) and Buyer shall continue to remain liable hereunder jointly and severally with such assignee; provided that upon Closing Buyer shall be released from all obligations hereunder and the assignee shall be solely liable for such obligations.
18.    Limitation of Liability.
Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller or any indemnity of Buyer given by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith (collectively, the “Other Documents”), shall under no circumstances whatsoever exceed two percent (2%) of the Purchase Price; and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Fifty Thousand Dollars and No/100 Dollars ($50,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided that the foregoing Floor Amount and limitation of two percent (2%) shall not apply to Seller’s obligations under Sections 10, 11, 12 and 13 of this Agreement or to the fraud of Seller or any Seller Related Parties. This provision shall expressly survive the Closing or the termination of this Agreement.

19.    General Provisions.
19.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.
19.2    Gender and Number. Whenever the context so requires, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders.
19.3    Entire Agreement. This Agreement contains the complete and entire agreement between the parties respecting the transaction contemplated herein and supersedes all prior negotiations, agreements, representations and understandings, if any, between the parties respecting such matters.
19.4    Counterparts. This Agreement may be executed in any number of original counterparts, all of which evidence only one agreement and only one of which need be produced for any purpose.
19.5    Modifications. This Agreement may not be modified, discharged or changed in any respect whatsoever, except by a further agreement in writing duly executed by Buyer and Seller. However, any consent, waiver, approval or authorization shall be effective if signed by the party granting or making such consent, waiver, approval or authorization.
19.6    Exhibits. All exhibits referred to in this Agreement are incorporated herein by reference and shall be deemed part of this Agreement for all purposes as if set forth at length herein.
19.7    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona. Seller and Buyer hereby irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement shall be litigated in courts located within the State of Arizona. Seller and Buyer hereby consent and submit to the jurisdiction of any state court located within the County of Maricopa or federal court located within the State of Arizona. Each party hereby irrevocably waives any right it may have to transfer or change the venue of any litigation brought against it by the other party in accordance with this Section.
19.8    No Recordation. This Agreement shall not be recorded by either party in the official real property records of Maricopa County, Arizona; provided that Buyer may file a lis pendens in connection with a suit for specific performance.
19.9    Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope, meaning or intent of this Agreement.
19.10    Severability. The invalidation or unenforceability in any particular circumstance of any of the provisions of this Agreement shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

19.11    No Joint Venture. This Agreement shall not be construed as in any way establishing a partnership, joint venture, express or implied agency, or employer-employee relationship between Buyer and Seller.
19.12    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, their respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement or any term hereof.
19.13    Survival. Except as otherwise expressly set forth herein, the covenants, warranties, representations and indemnities of Seller and Buyer contained in this Agreement shall not survive the Closing.
19.14    Public Disclosure. Except to the extent required by applicable statute, law rule, regulation, regulatory practice, subpoena or Authorities, and subject to Section 4, neither Seller nor Buyer shall make any public disclosure of the transaction contemplated by this Agreement, except as reasonably necessary to carry out the objectives of this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, after the Closing, Seller and Buyer shall be permitted to issue a press release describing the transaction contemplated by this Agreement, the name of the Buyer, the location and description of the Property, the date of Closing and the Purchase Price.
19.15    WAIVER OF TRIAL BY JURY. THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AND AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.
19.16    Execution. The submission of this Agreement for examination does not constitute an offer by or to either party. This Agreement shall be effective and binding only after due execution and delivery by the parties hereto. Signatures to this Agreement transmitted by e-mail or PDF shall be valid and effective to bind the party so signing.
19.17    Holiday or Weekend. If the date for performance or the expiration of any time period under this Agreement, including, without limitation, the time period for giving notice under Section 16, is on a Saturday, Sunday or federal bank holiday, then the date for performance or the expiration of the time period shall be the next day which is not a Saturday, Sunday or federal bank holiday.
19.18    Attorney’s Fees/Damages. In the event either party defaults in the performance of any of the terms of this Agreement and the other party employs attorney(s) in connection therewith, the defaulting party agrees to pay the prevailing party’s reasonable attorneys’ fees (calculated at such attorneys’ reasonable and customary hourly rates and without regard to the amount in controversy) and costs of litigation.

19.19    Cooperation With Buyer's Auditors And SEC Filing Requirements. Seller shall provide to Buyer (at Buyer's expense) copies оf, or shall provide Buyer access to, such factual information as may be reasonably requested by Buyer, and in the possession of Seller, or its property manager or accountants, to enable Buyer's auditor (Deloitte & Touche LLP or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the year to date of the year in which the Closing occurs plus up to the one additional prior calendar year.  Buyer shall be responsible for all out-of-pocket costs associated with this audit.  Seller shall cooperate (at no cost to Seller) with Buyer's auditor in the conduct of such audit.  In addition, Seller agrees to provide to Buyer's auditor, if requested by such auditor, up to 3 years of historical financial statements for the Property, including income data for the Property, whether required before or after Closing.  Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller's operating statements of the Property, at Buyer's expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Buyer, at Buyer's expense, such financial and other information (but not including copies of invoices) as may be reasonably required by Buyer or any Affiliate of Buyer to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no material cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.  This Section 19.19 shall survive the Closing for one year.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the date first above written.
SELLER:
RT GOODYEAR, LLC,
a Delaware limited liability company

By: /s/ Allan B. Rothschild
Name: Allan B. Rotschild
Title: Managing Director

Date:    June 24, 2016

BUYER:
HGREIT II GOODYEAR CROSSING LLC,
a Delaware limited liability company

By: /s/ David L. Steinbach
Name: David L. Steinbach
Title: Manager

Date:    June 24, 2016

JOINDER

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, Gramercy Property Trust, a Maryland real estate investment trust and an indirect Affiliate of Seller, hereby joins this Agreement for the sole purpose of being jointly and severally liable with Seller for any obligations of Seller which survive Closing, subject in all cases to all of the limitations set forth in Section 7.2.1 and Section 18 of the Agreement. Capitalized terms used but not defined in this Joinder shall have the meaning given them in the Agreement of Purchase and Sale to which this Joinder is attached.

GRAMERCY PROPERTY TRUST, a Maryland real estate investment trust By: /s/ Allan B. Rothschild Name: Allan B. Rothschild Title: Managing Director

1

EXHIBIT A
LEGAL DESCRIPTION - IMPROVED PARCEL
PARCEL NO. 1: LOT 1B-1 OF “A MINOR LAND DIVISION OF LOT 1B, GOODYEAR CROSSING INDUSTRIAL PARK,” ACCORDING TO THE PLAT OF RECORD IN THE OFFICE OF THE COUNTY RECORDER OF MARICOPA COUNTY, ARIZONA, RECORDED IN BOOK 1038 OF MAPS, PAGE 30.
PARCEL NO. 2:
NON-EXCLUSIVE EASEMENTS LISTED BELOW:

EASEMENT FOR FIRE SERVICE CONTAINED IN THE DECLARATION OF FIRE SERVICE EASEMENT BY DUKE REALTY LIMITED PARTNERSHIP RECORDED NOVEMBER 09, 2009 AS 2009-1031652 OF OFFICIAL RECORDS;

CROSS STORMWATER DRAINAGE AND STORMWATER MANAGEMENT EASEMENT CONTAINED IN THE DECLARATION OF DRAINAGE EASEMENT BY DUKE REALTY LIMITED PARTNERSHIP RECORDED NOVEMBER 09 AS 2009-1031653 OF OFFICIAL RECORDS;

EASEMENTS FOR CROSS IRRIGATION, CROSS STORMWATER DRAINAGE AND STORMWATER MANAGEMENT CONTAINED IN THE DECLARATION OF EASEMENTS BY DUKE REALTY LIMITED PARTNERSHIP NOVEMBER 09, 2009 AS 2009-1031654 OF OFFICIAL RECORDS; AND EASEMENTS AS CREATED, LIMITED AND DEFINED IN THE DECLARATION OF PROTECTIVE COVENANTS, CONDITIONS, RESTRICTIONS, RESERVATIONS, AND EASEMENTS FOR GOODYEAR CROSSING INDUSTRIAL PARK BY DUKE REALTY LIMITED PARTNERSHIP DATED AND RECORDED JUNE 19, 2007 AS 2007-0703418.

A-1

EXHIBIT A-1 - UNIMPROVED PARCEL
PARCEL NO. 1: LOT 1B-2 OF “A MINOR LAND DIVISION OF LOT 1B, GOODYEAR CROSSING INDUSTRIAL PARK,” ACCORDING TO THE PLAT OF RECORD IN THE OFFICE OF THE COUNTY RECORDER OF MARICOPA COUNTY, ARIZONA, RECORDED IN BOOK 1038 OF MAPS, PAGE 30.
PARCEL NO. 2:
NON-EXCLUSIVE EASEMENTS LISTED BELOW:

EASEMENT FOR FIRE SERVICE CONTAINED IN THE DECLARATION OF FIRE SERVICE EASEMENT BY DUKE REALTY LIMITED PARTNERSHIP RECORDED NOVEMBER 09, 2009 AS 2009-1031652 OF OFFICIAL RECORDS;

CROSS STORMWATER DRAINAGE AND STORMWATER MANAGEMENT EASEMENT CONTAINED IN THE DECLARATION OF DRAINAGE EASEMENT BY DUKE REALTY LIMITED PARTNERSHIP RECORDED NOVEMBER 09 AS 2009-1031653 OF OFFICIAL RECORDS;

EASEMENTS FOR CROSS IRRIGATION, CROSS STORMWATER DRAINAGE AND STORMWATER MANAGEMENT CONTAINED IN THE DECLARATION OF EASEMENTS BY DUKE REALTY LIMITED PARTNERSHIP NOVEMBER 09, 2009 AS 2009-1031654 OF OFFICIAL RECORDS; AND EASEMENTS AS CREATED, LIMITED AND DEFINED IN THE DECLARATION OF PROTECTIVE COVENANTS, CONDITIONS, RESTRICTIONS, RESERVATIONS, AND EASEMENTS FOR GOODYEAR CROSSING INDUSTRIAL PARK BY DUKE REALTY LIMITED PARTNERSHIP DATED AND RECORDED JUNE 19, 2007 AS 2007-0703418.

A-2

EXHIBIT B
ESCROW AGREEMENT
ESCROW AGREEMENT made as of the _____ day of ________, 2016 by and among RT GOODYEAR, LLC, a Delaware limited liability company having an address c/o Gramercy Property Trust, 521 Fifth Avenue, New York, New York 10175 (“Seller”), HGREIT II GOODYEAR CROSSING LLC, a Delaware limited liability company, having an office at c/o Hines Advisors Limited Partnership, 2800 Post Oak Boulevard, Suite 4800, Houston, Texas 77056 (“Buyer”), and FIRST AMERICAN TITLE INSURANCE COMPANY, having an office at 601 Travis, Suite 1875, Houston, TX 77002 (“Escrow Agent”).
RECITALS:
A.    Seller and Buyer have entered into that certain Agreement of Purchase and Sale of even date herewith (the “Agreement”) with respect to the Property. Pursuant to Section 2.2 of the Agreement, within two (2) Business Days from the Effective Date of the Agreement, Buyer will deposit with Escrow Agent the amount of $1,000,000.00 (the “Deposit”) by wire transfer of immediately available funds.
B.    Buyer and Seller desire that Escrow Agent hold the Deposit in escrow until the Closing (as defined in the Agreement) or the sooner termination of the Agreement, on the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    Definitions.
Unless otherwise defined in this Escrow Agreement, all capitalized terms used herein shall have the same meanings as set forth in the Agreement.
2.    Investment of Deposit.
Promptly upon receipt thereof, Escrow Agent shall acknowledge to Seller and Buyer receipt of the Deposit. Escrow Agent shall promptly invest the Deposit in an interest-bearing money market account unless otherwise instructed in writing by Seller and Buyer. All interest earned on the Deposit shall be paid to the party entitled to receive the Deposit pursuant to the Agreement.
Each of Seller and Buyer has contemporaneously delivered to Escrow Agent a completed Form W‑9 to be held by Escrow Agent and submitted on behalf of the applicable party to the Internal Revenue Service following disbursement of the Deposit.

3.    Disbursement of Deposit.
Escrow Agent shall hold and disburse the Deposit upon the following terms and conditions:
3.1    Escrow Agent shall disburse the Deposit and all interest earned thereon to Seller upon receipt of a Notice (as hereinafter defined) signed by Seller and Buyer and stating that the Closing has been consummated.
3.2    Escrow Agent shall disburse the Deposit and all interest earned thereon to Buyer promptly upon receipt of a Notice demanding disbursement thereof signed by Buyer and stating that either Seller has defaulted in the performance of its obligations under the Agreement or that Buyer is otherwise entitled to the return of the Deposit and interest thereon pursuant to the provisions of the Agreement; provided, however, that Escrow Agent shall not comply with such demand until at least five (5) business days after the date on which Escrow Agent shall have given a copy of such Notice to Seller, nor thereafter following such five (5) business day period if Escrow Agent shall have received a Notice of objection from Seller given within such five (5) business day period in accordance with the provisions of Section 3.4 hereof.
3.3    Escrow Agent shall disburse the Deposit and all interest earned thereon to Seller promptly upon receipt of a Notice demanding disbursement thereof signed by Seller and stating that Buyer has defaulted in the performance of its obligations under the Agreement or that Seller is otherwise entitled to the payment of the Deposit and interest thereon pursuant to the provisions of the Agreement; provided, however, that Escrow Agent shall not comply with such demand until at least five (5) business days after the date on which Escrow Agent shall have given a copy of such Notice to Buyer, nor thereafter following such five (5) business day period if Escrow Agent shall have received a Notice of objection from Buyer given within such five (5) business day period in accordance with the provisions of Section 3.4 hereof.
3.4    Upon receipt of a Notice demanding disbursement of the Deposit and interest thereon made by Buyer or Seller pursuant to Section 3.2 or 3.3 hereof, Escrow Agent shall promptly give a copy thereof to the other party. The other party shall have the right to object to the disbursement of the Deposit and interest thereon by giving Notice of objection to Escrow Agent within five (5) business days after the date on which Escrow Agent gives such copy of the Notice to the other party, but not thereafter. Upon receipt of such Notice of objection, Escrow Agent shall promptly give a copy thereof to the party who made the written demand.
4.    Disputes.
4.1    If (i) Escrow Agent shall have received a Notice of objection as provided for in Section 3.4 hereof within the time therein prescribed or (ii) any other disagreement or dispute shall arise among the parties or any other persons resulting in adverse claims and demands being made for the Deposit and interest thereon whether or not litigation has been instituted, then and in any such event, Escrow Agent shall refuse to comply with any claims or demands for the Deposit and shall continue to hold the same and all interest earned thereon until it receives either (x) a Notice executed by Buyer and Seller and directing the disbursement of the Deposit and all interest earned thereon or (y) a final nonappealable order of a court of competent jurisdiction, entered in an action, suit or proceeding in which Buyer and Seller are parties, directing the disbursement of the Deposit and all interest earned thereon, in either of which events Escrow Agent shall then disburse the Deposit and all interest earned thereon in accordance with such direction. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such claims and demands unless and until it has received such direction. Upon compliance with such direction, Escrow Agent shall be released of and from all liability hereunder, except for the bad faith, gross negligence or willful misconduct of Escrow Agent.
4.2    Escrow Agent may institute or defend any action or legal process involving any matter referred to herein which in any manner affects it or its duties and liabilities hereunder, but Escrow Agent shall not be required to institute or defend such action or process unless or until requested to do so by both Buyer and Seller and then only upon receipt of an indemnity in such amount, and of such character, as it may reasonably require against any and all claims, liabilities, judgments, reasonable attorneys’ fees and other expenses of every kind in relation thereto. All reasonable costs and expenses incurred by Escrow Agent in connection with any such action or process are to be paid by the non‑prevailing party.
5.    Fees of Escrow Agent.
Except as set forth in Section 4.2 hereof, all fees and expenses, if any, of Escrow Agent hereunder shall be shared equally by Seller and Buyer.
6.    Duties of Escrow Agent.
It is agreed that the duties of Escrow Agent are only as herein specifically provided, and that Escrow Agent shall not be liable for any error in judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except for the bad faith, negligence or willful misconduct of Escrow Agent. Escrow Agent shall not be obligated to inquire as to the performance of any obligation described in the Agreement. Escrow Agent shall not incur any liability for acting upon any Notice, consent, waiver or document which appears to be signed by Buyer and/or Seller, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth of any information therein contained, which Escrow Agent in good faith believes to be genuine and what it purports to be. Buyer and Seller, jointly and severally, agree to indemnify and hold Escrow Agent harmless from and against any loss, damage, claim or expense, including reasonable attorneys’ fees, resulting from this Escrow Agreement, except for the bad faith, negligence or willful misconduct of Escrow Agent. Escrow Agent shall not be bound by any modification to this Escrow Agreement, unless the modification shall be in writing and signed by Buyer and Seller, and, if the duties of Escrow Agent hereunder are affected, unless Escrow Agent shall have given its prior written consent thereto.
7.    No Third‑Party Beneficiaries.
The terms and provisions of this Escrow Agreement shall create no right in any person, firm or corporation other than the parties and their respective successors and permitted assigns of the Agreement and no third party shall have the right to enforce or benefit from the terms hereof.
8.    Notices.
Any notice, demand, consent, authorization or other communication (collectively, a “Notice”) which any party is required or may desire to give to or make upon the other party pursuant to this Escrow Agreement shall be effective and valid only if in writing, signed by the party giving such Notice, and delivered personally (upon an officer of the other party or to such individual as may be noted in the addresses stated below) to the other party or sent by a nationally recognized overnight courier or by registered or certified mail of the United States Postal Service, return receipt requested, and addressed to the other party as follows (or to such other address or person as any party or person entitled to notice may by Notice to the other parties specify) or sent by email in PDF format to the email address below, read receipt requested, and followed by a hard copy notice received by the second business day following the email notice (in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such email notice):

To Buyer:
Hines Global REIT II Properties LP
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attn: A. Blake Williams
Email: blake.williams@hines.com

with a copy to:

Hines Global REIT II Properties LP
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attention: Jason P. Maxwell
Email: jason.maxwell@hines.com

with a copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Jonathan W. Dunlay
Email: jon.dunlay@bakerbotts.com

To Seller:
RT Goodyear, LLC
c/o Gramercy Property Trust
521 Fifth Avenue
New York, New York 10175
Attention: Allan B. Rothschild
Email: arothschild@gptreit.com

and to:

Troutman Sanders LLP
875 Third Avenue
New York, New York 10022
Attention: Jeffrey H. Weitzman, Esq.
Telephone: (212) 704-6077
Email: jeffrey.weitzman@troutmansanders.com

To Escrow Agent:	First American Title Insurance Company 601 Travis, Suite 1875 Houston, TX 77002 Attention: Ronda Husselman, Senior Commercial Escrow Officer Telephone: (713) 346-1650 Email: RHusselman@firstam.com
Unless otherwise specified, notices shall be deemed given when received, but if delivery is not accepted, on the earlier of the date delivery is refused or the third day after the same is deposited with the United States Postal Service. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

9.    Governing Law
This Escrow Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without regard to principles of conflicts of law.
10.    Holiday or Weekend
If the date for performance or the expiration of any time period under this Escrow Agreement, including, without limitation, the time period for giving notice under Section 8, is on a Saturday, Sunday or federal legal holiday, then the date for performance or the expiration of the time period shall be the next day which is not a Saturday, Sunday or federal legal holiday.
11.    Counterparts
This Escrow Agreement may be executed in any number of original counterparts, all of which evidence only one agreement and only one of which need be produced for any purpose.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement as of the date first above written.
SELLER:
RT GOODYEAR, LLC,
a Delaware limited liability company

By: ______________________________
Name: ____________________________
Title: _____________________________

BUYER:
HGREIT II GOODYEAR CROSSING LLC, a Delaware limited liability company

By:
Name:
Title:

ESCROW AGENT:
FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT C
SCHEDULE OF LEASE
Lease Agreement originally between Duke Realty Limited Partnership and Amazon.com.azdc, Inc. dated April 11, 2008.
First Amendment to Lease Agreement dated April 15, 2009.
Second Amendment to Lease Agreement dated November 24, 2009.
Third Amendment to Lease Agreement dated August 6, 2013.
Parent Guaranty of Amazon.com, Inc. dated April 11, 2008.

C-1

EXHIBIT D
SCHEDULE OF SERVICE CONTRACTS

D-1

EXHIBIT E
DILIGENCE CHECKLIST FOR THE PROPERTY

1.	Seller’s existing title insurance policy.
2.	Plans and specifications.
3.	Environmental Phase 1 obtained by Seller.
4.	Any (i) ADA reports and (ii) engineering reports regarding roofs and structures.
5.	Copies of leasing commission agreements.
6.	Copies of latest tenant rent invoices.
7.	Copies of real estate tax bills or estimates, assessments, appeals, and related correspondence for the previous 3 calendar years.
8.	Operating statements for 2014, 2015, and year to date, including CAM reconciliations.
9.	All governmental licenses, permits and approvals (including certificates of occupancy) issued to the owner of the Property.
10.	Insurance certificates.
11.
All correspondence between Seller or the Property Manager and Tenant which (i) alleges a default by either party, (ii) relates to the reconciliation of operating expenses, taxes or any audit, (iii) relates to a proposed expansion, purchase option or future tenancy.

12.	All correspondence with governmental authorities.
13.	Aged accounts receivable history.
14.	All documentation and correspondence related to the Foreign Trade Zone status or certification process at the Property.

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EXHIBIT F
TENANT ESTOPPEL CERTIFICATE

Tenant:	AMAZON.COM.AZDC LLC, a Delaware limited liability company, successor by conversion to AMAZON.COM.AZDC, INC., a Delaware corporation

Landlord:	RT GOODYEAR, LLC, a Delaware limited liability company formerly known as DH Goodyear, LLC

Company:	HGREIT II GOODYEAR CROSSING LLC,
a Delaware limited liability company

Regarding:
Lease Agreement now between Landlord and Tenant dated April 11, 2008 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated April 13, 2009 (the “First Amendment”), as further amended by that certain Second Amendment to Lease Agreement dated November 24, 2009, and as further amended by that certain Third Amendment dated August 6, 2013 (as so amended, the "Lease"), and that certain Parent Guaranty of Amazon.Com, Inc. dated April 11, 2008 (the "Guaranty"). Capitalized terms used but not defined in this Tenant Estoppel Certificate have the meanings given them in the Lease.

Leased        16920 W. Commerce Drive, Goodyear, AZ 85338 containing
Premises:    approximately 820,384 rentable square feet.

Property        See Exhibit B.

The undersigned, as Tenant under the Lease, hereby certifies to Company, its lender, and their successors and assigns as follows:

1.
A true, correct and complete list of the Lease and all amendments, modifications and supplements thereto (including the Guaranty) is attached hereto as Exhibit A. The Lease and the Guaranty are in full force and effect and (other than approvals, consents, or waivers given by Landlord in connection with the Lease) have not been modified, supplemented, or amended in any way, except as set forth on Exhibit A.

2.
As of the date hereof, the monthly fixed, minimum or basic rent under the Lease has been paid as required by the Lease. No such rent has been paid more than one (1) month in advance of the due date except as permitted under the Lease.

3.	To Tenant’s actual knowledge, Landlord is not in default in any of its obligations under the Lease. To Tenant’s actual knowledge, Tenant has no claim, offset or defense against

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Landlord arising out of the Lease or against the payment of rent or other charges under the Lease or in any way relating thereto.

4.
In connection with Landlord’s sale of the Property to the Company, Tenant has waived: (i) Tenant’s right of first offer under Addendum 8 to the Lease and (ii) Tenant’s right of first offer under Revised Addendum 7 to the Lease.

Tenant's "actual knowledge" means the current, actual knowledge of the person executing this document on behalf of Tenant, without any duty of investigation or inquiry.

Tenant's certifications are made solely to estop Tenant from asserting to or against Company, or its lender, facts or claims contrary to those stated. This estoppel certificate does not constitute an independent contractual undertaking or constitute representations, warranties or covenants or otherwise have legal effect other than estopping Tenant from asserting to or against the Company, its lender, and their successors and assigns any contrary facts or claims. This estoppel certificate does not modify in any way Tenant's relationship, obligations or rights vis-a-vis Landlord.

Furthermore, this estoppel certificate will not be construed or operate to waive any Tenant right to receive any reimbursement in connection with any reconciliation or to audit the records of Landlord to confirm Landlord’s compliance with its obligations under the Lease.

Executed this ____ day of _____________________, 2016

TENANT:

AMAZON.COM.AZDC LLC, a Delaware limited liability company, successor by conversion to AMAZON.COM.AZDC, INC., a Delaware corporation

By: ___________________________________
Printed: ________________________________
Title: __________________________________

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EXHIBIT G
BILL OF SALE

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RT GOODYEAR, LLC, a Delaware limited liability company, having an address at c/o Gramercy Property Trust, 521 Fifth Avenue, New York, New York 10175 (“Seller”), hereby bargains, sells, conveys and transfers to HGREIT II GOODYEAR CROSSING LLC, a Delaware limited liability company (“Buyer”), all of those certain items of personal and intangible property owned by Seller (including any warranty made by third parties in connection with the same and the right to sue on any claim for relief under such warranties) (the “Personal Property”) and attached and appurtenant to, or forming part of, that certain real property having an address of 16920 W. Commerce Drive, Goodyear, Arizona 85338, as more particularly described on Exhibit A attached hereto and made a part hereof.
TO HAVE AND TO HOLD the Personal Property hereby sold, transferred and assigned unto Buyer, its successors and assigns forever and Seller binds itself and its successors and assigns to forever WARRANT AND DEFEND the Personal Property hereby sold unto Buyer, its successors and assigns, forever against every person whomsoever lawfully claiming or to claim such herein described assets or any part thereof by, through or under Seller, but not otherwise.
Except as to title as expressly provided herein, Seller has not made and does not make any express or implied warranty or representation of any kind whatsoever with respect to the Personal Property, including, without limitation, with respect merchantability of the Personal Property or its fitness for any particular purpose, the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract pertaining thereto; patent infringement or latent defects. Buyer accepts the Personal Property on an “as is, where is” basis.
[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of this ___ day of ___________, 2016.
SELLER:

RT GOODYEAR, LLC,
                    a Delaware limited liability company

By:
Name:
Title:

SCHEDULE A
TO BILL OF SALE
[insert description of real property]

EXHIBIT H
ASSIGNMENT OF LEASE

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made and entered into as of the ___ day of ___________________, 2016, by and between RT GOODYEAR, LLC, a Delaware limited liability company (“Assignor”) and HGREIT II GOODYEAR CROSSING LLC, a Delaware limited liability company (“Assignee”).
RECITALS:

A.    Pursuant to that certain Agreement of Purchase and Sale dated ________, 2016, between Assignor and Assignee, Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor, that certain real property located at 16920 W. Commerce Drive, Goodyear, Arizona 85338 (the “Property”).

B.    Assignor desires to assign to Assignee all of its right, title and interest in and to that certain lease more fully described in Exhibit A attached hereto and made a part hereof (the “Lease”), and Assignee desires to assume all obligations of Assignor thereunder;

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Assignment and Assumption. Assignor does hereby sell, assign, transfer and set over to Assignee all of Assignor’s right, title and interest as “Landlord” under the Leases, and Assignee hereby assumes all of Assignor’s duties and obligations as “Landlord” under the Lease arising from and after the date hereof.

2.    Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

RT GOODYEAR, LLC,
a Delaware limited liability company

By:
Name:
Its:

ASSIGNEE:

HGREIT II GOODYEAR CROSSING LLC,
a Delaware limited liability company

By:
Name:
Its:

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EXHIBIT I

ASSIGNMENT OF INTANGIBLE PROPERTY

THIS ASSIGNMENT OF INTANGIBLE PROPERTY (this “Assignment”) is made and entered into as of the ___ day of June, 2016, by and between RT GOODYEAR, LLC, a Delaware limited liability company (“Assignor”) and HGREIT II GOODYEAR CROSSING LLC, a Delaware limited liability company limited partnership (“Assignee”).

RECITALS:

A.    Pursuant to that certain Agreement of Purchase and Sale dated _______________, 2016, between Assignor and Assignee, Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor, that certain real property having an address of 16920 West Commerce Drive, Goodyear, Arizona (the “Property”).

B.    Assignor desires to assign to Assignee all of its right, title and interest in and to all intangible personal property, if any, owned by Assignor and related solely to the Property, including without limitation, all warranties and guarantees and all Property specific logos, trade or business names and telephone numbers (collectively, the “Intangible Property”).

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Assignment and Assumption. Assignor does hereby sell, assign, transfer and set over to Assignee all of Assignor’s right, title and interest in and to the Intangible Property.

2.    Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

[SIGNATURE PAGE TO FOLLOW]

I-1

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

RT GOODYEAR, LLC,
a Delaware limited liability company

By:
Name: Allan B. Rothschild
Its: Managing Director

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